Exhibit 10.6

AMENDMENT ONE

TO THE

AQUILA, INC. CAPITAL ACCUMULATION PLAN

(As amended and restated effective as of January 1, 2005)

WHEREAS, Aquila, Inc. (the “Company”) sponsors and maintains the Aquila, Inc. Capital Accumulation Plan (the “Plan”) for the benefit of a select group of management and highly compensated employees and non-employee directors of the Company and its affiliates; and

WHEREAS, the Plan was most recently amended and restated effective as of January 1, 2005 to comply with Section 409A of the Internal Revenue Code and the proposed IRS regulations and other guidance issued thereunder; and

WHEREAS, final Section 409A regulations were issued effective April 17, 2007 and the Company now desires to further amend the Plan restatement to reflect changes under the final regulations and to make certain other clarifying changes;

NOW, THEREFORE, the Plan restatement is amended in the following respects effective as of January 1, 2005, except as otherwise provided:

A.	Section 1.6 is amended to read as follows:

1.6	“Change in Control" means the occurrence of any one of the following events:

(1) Change in ownership of the Company: A change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of paragraph (3)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph (1).

(2) Change in Board Membership: The date a majority of the members of the Company’s Board s is replaced during any twelve months period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(3) Change in effective control of the Company: A change in the effective control of the Company occurs on the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company.

(4) Change in ownership of a substantial portion of the Company's assets: A change in the ownership of a substantial portion of a Company's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no change in control event under this paragraph (4) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii).

For purposes of the foregoing, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation

B.        Section 1.34 is amended by deleting the last sentence thereunder reading: “Despite the foregoing, a Director who ceases to be a director of the Board for any reason other than death shall be deemed to have Retired.”

C.	Section 2.3 is amended to read as follows:

2.3       Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to prevent the Participant from making deferral elections and receiving Employer contributions effective as of the first day of the Plan Year following the Plan Year in which such determination is made.

D.	Section 3.5(d) is amended to read as follows:

(d)        Measurement Fund for Matching and Discretionary Contributions. Effective for periods prior to January 24, 2003, each Participant’s Discretionary Contribution Account and Matching Contribution Account shall be deemed invested in the “Aquila, Inc. Common Stock measurement fund” at all times. Effective January 24, 2003, each Participant shall designate the measurement fund(s) to be used with respect to such Accounts in the same manner as set forth in Section 3.5(c) applicable to such Participant’s Deferral Contribution Account.

E.	Section 3.8 is amended by adding the following to the end of said Section:

Any transfer election made pursuant to the foregoing shall be in conformity with Code Section 409A and the regulations and other guidance issued thereunder.

F.	Section 5.2 is amended to read as follows:

5.2       Payment of Termination Benefit. Prior to the effective date a Participant first commences participation in the Plan, such Participant shall make an irrevocable election to receive payment of the total amount of his Account in either (a) a single lump sum payment, or (b) five (5) annual installments; provided that payment shall be automatically made in a single lump sum if the balance of such Participant’s Account does not exceed $10,000 at the time of his or her Termination of Employment. A Participant’s election under this Section 5.2 shall be made on a form supplied by the Committee. If a Participant fails to elect a form of distribution, then payment shall be made in the form of a lump sum payment. Notwithstanding the foregoing or any other Plan provision to the contrary, a Participant may modify his or her prior elections regarding the form of distributions no later than December 31, 2007 (or such earlier deadline established by the Committee in its discretion) in accordance with IRS Notice 2006-79. Any such election shall apply with respect to the Participant’s entire Account.

IN WITNESS WHEREOF, the Company has adopted this Amendment this 31st day of July, 2007, but effective as of the dates set forth herein.

AQUILA, INC.

By:	/s/Leo E. Morton

Title: Senior Vice President & Chief Administrative Officer

SUMMARY OF AMENDMENT

A.        The definition of Change in Control is amended to conform with the final regulations under Code Section 409A.

B.        The last sentence of Section 1.34 is eliminated to be consistent with prior amendments to the Plan document.

C.        Section 2.3 is amended to provide that a participant who ceases to be a member of the eligible class will have his or her contributions suspended effective as of the following plan year.

D.        Section 3.5(d) is clarified to reflect that participants self-direct their entire account balances under the Plan.

E.        Section 3.8 is amended to reflect that the transfer of any account balances from a predecessor plan must be made in conformity with Code Section 409A.

F.         Section 5.2 is amended to reflect that prior elections regarding the form of payment may be modified no later than December 31, 2007 in accordance with IRS Notice 2006-79.

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